Exhibit 10.3
PERFORMANCE SHARE AWARD AGREEMENT

This PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), dated as of July 11, 2013 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and Paul Marciano (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of April 15, 2011) (the “Plan”).

WHEREAS, the Compensation Committee of the Company's Board of Directors (the “Committee”) has determined to grant performance-based restricted stock units (this “Award”) to the Grantee under the Plan in order to increase Grantee's participation in the success of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, effective February 3, 2013 (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.

2.
Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive a “target” of 143,700 shares of the Company's common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units,” and such number of Restricted Stock Units, the “Target Number of Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company's common stock, par value $0.01 per share (the “Common Stock”), solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee.

3.	Vesting.

A.
The Grantee shall be credited with a number of Restricted Stock Units equal to the Target Number of Restricted Stock Units multiplied by a “Vesting Percentage” determined based on the Company's Earnings from Operations (as defined below) for the last three quarters of the Company's 2014 fiscal year (the “Performance Period”) in accordance with the following table:

Earnings from Operations for Performance Period	Vesting Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Stretch or Above	150%

If the Company's actual level of Earnings from Operations for the Performance Period is between the “Threshold” and “Target” performance levels or between the “Target” and “Stretch” performance levels, the Vesting Percentage will be determined by linear interpolation between the Vesting Percentages for those two levels. In no event will the Vesting Percentage be greater than one hundred fifty percent (150%). The number of Restricted Stock Units credited to the Grantee pursuant to this Section 3(A), as certified by the Committee based on the satisfaction of the performance criteria above, is referred to herein as the “Credited Restricted Stock Units.” Notwithstanding the foregoing provisions, if either a Change in Control (as defined in the Employment Agreement) or the death or Disability (as such term is defined in the Employment Agreement) of the Grantee occurs before the last day of the Performance Period and while the Grantee is employed by the Company, the number of Credited Restricted Stock Units for purposes of the Award shall be equal to the Target Number of Restricted Stock Units. Restricted Stock Units that are not Credited Restricted Stock Units, after giving effect to the foregoing provisions, as of the last day of the Performance Period (or, if earlier, the date of such a Change in Control or death or Disability (as such term is defined for purposes of the Employment Agreement) of the Grantee) shall immediately terminate and be cancelled.

B.
The “Threshold,” “Target” and “Stretch” levels of Earnings from Operations to be used to determine the Vesting Percentage under Section 3(A) will be established by the Committee in connection with the grant of the Award.

C.
For purposes of this Award, “Earnings from Operations” means: the Company's earnings from operations for the Performance Period as calculated in accordance with generally accepted accounting principles (“GAAP”), but adjusted (without duplication) to exclude the financial statement impact of the following items:

i.	any charges or accruals incurred for the Performance Period for litigation matters, but only where such charges or accruals for any particular matter exceed $500,000 for the Performance Period;

ii.	restructuring charges incurred for the Performance Period related to employee severance related costs, store closure related costs and other real estate closure related costs;

iii.	any new changes in accounting standards announced during the Performance Period that are required to be applied during the Performance Period in accordance with GAAP, and

iv.	acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP.
The Committee's determination of whether an adjustment is required (and the extent of any such adjustment) shall be final and binding.

D.
Except as otherwise expressly provided in Sections 7 and 8 herein, the Credited Restricted Stock Units shall vest on the second (2nd) anniversary of the last day of the Performance Period (the “Vesting Date”); provided that the Grantee has been continuously employed with the Company from the Date of Grant through the Vesting Date. Except as specifically provided herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting.

4.
Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock after the end of the Performance Period (or, if earlier, following the occurrence of a Change in Control), and while any Restricted Stock Units subject to the Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to such outstanding Credited Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Credited Restricted Stock Units to which they relate and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Credited Restricted Stock Units to which they relate.

5.
Delivery of Shares. Except as otherwise provided in Section 8 below with respect to a Change in Control, the Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to any Restricted Stock Units that vest pursuant to the terms hereof on (or within three business days following) the Vesting Date. Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5. Notwithstanding the foregoing: (a) in the event of the Grantee's death or Disability (as such term is defined for purposes of Section 409A of the Code), then such shares shall be settled as soon as administratively practicable after (and in all events within 90 days after) such event; and (b) in the event of the Grantee's “separation from service” (as such term is defined for purposes of Code Section 409A) upon or within two years following a Section 409A Change in Control (as such term is defined in Section 8(A)), then such shares shall be settled as soon as administratively possible after (and in all events within ten days after) such event (subject to Section 10(C)).

6.
Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company's Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to the Award.

7.	Effect of Certain Cessations of Employment.

A.
If, at any time prior to the Vesting Date, the Grantee's employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) or by the Grantee for “Good Reason” (as defined in the Employment Agreement) and a Change in Control has not previously occurred, the Award will vest as of the date of such termination of the Grantee's employment (or, if later, the last day of the Performance Period) with respect to a number of Restricted Stock Units equal to (i) the Credited Restricted Stock Units as determined under Section 3, multiplied by (ii) a fraction, the numerator of which is the number of days of the Grantee's employment between the first day of the Performance Period and the date of such termination of the Grantee's employment, and the denominator of which is the total number of days between the first day of the Performance Period and the Vesting Date.

B.
If, at any time prior to the Vesting Date, the Grantee's death or Disability (as such term is defined in the Employment Agreement) occurs while the Grantee is employed by the Company, the Award will vest as of the date of such event with respect to the number of Credited Restricted Stock Units as determined under Section 3.

C.
If the Grantee's employment terminates for any other reason, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of employment, shall terminate and be cancelled as of the date of such termination of employment. Sections 14(a) and 14(b) of the Plan shall not apply to the Award.

D.
For purposes of clarity, any Restricted Stock Units that vest pursuant to this Section 7 (and any Dividend Equivalents related thereto) shall still be paid at the applicable time set forth in Section 5.

8.
Change in Control. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control (as defined in the Employment Agreement):

A.
If a Change in Control occurs and this Award (to the extent outstanding) is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), the Award will vest as of the date of such Change in Control with respect to the number of Credited Restricted Stock Units as determined under Section 3 (or, if the Change in Control occurs before the end of the Performance Period, the Target Number of Restricted Stock Units), and such Restricted Stock Units (and any related Dividend Equivalents) shall be paid at the time(s) otherwise provided in Section 5; provided that if such Change in Control constitutes a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”), the outstanding vested Restricted Stock Units subject to the Award and any related Dividend Equivalents shall be paid upon or as soon as practicable after the date of such Change in Control to the extent such acceleration of payment can be made in accordance with Treas. Reg. §1.409A-3(j)(4)(ix) (or other exemption from the general prohibitions on accelerations of payments under Section 409A of the Code) and not result in any tax, penalty or interest under Section 409A of the Code. In connection with any such Change in Control where payment of such Restricted Stock Units subject to the Award will not be made in connection with the Change in Control, the Committee may make provision for such Restricted Stock Units to become payable in cash based on the Fair Market Value of a share of Common Stock at the time of such Change in Control (with interest for the period from the date of such Change in Control to the applicable payment date at such rate as determined by the Committee based on the interest earned by interest bearing, FDIC insured deposits) as opposed to being payable in securities. The foregoing provisions do not supersede Section 7(C) to the extent the Grantee's employment by the Company terminates and such provision is triggered prior to a Change in Control.

B.
If the Award (to the extent then outstanding) is continued following a Change in Control or is assumed or converted into restricted stock units of any Successor Entity, the continued employment requirement set forth in Section 3(D) above (and the accelerated vesting provisions set forth in Section 7(A) and 7(B) above) shall continue to apply following such Change in Control; provided, however, that if a termination of the Grantee's employment described in Section 7(A) above occurs after a Change in Control and prior to the Vesting Date, the Award will vest as of the date of such termination of the Grantee's employment with respect to the number of Credited Restricted Stock Units as determined under Section 3 (or, if such termination occurs before the last day of the Performance Period, the Target Number of Restricted Stock Units). Any Restricted Stock Units (and any related Dividend Equivalents) that vest pursuant to this Section 8(B) shall be paid at the time(s) otherwise provided in Section 5.

Section 17 of the Plan shall not apply with respect to the Award.

9.
Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee's right hereunder to receive Award Shares, except as otherwise provided in the Committee's sole discretion consistent with the Plan and applicable securities laws.

10.	Taxes.

A.
The settlement of this Award is conditioned on the Grantee making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.

B.
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”)

so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.

C.
If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee's “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee's separation from service for any reason other than death, or (ii) the date of the Grantee's death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee's separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee's separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee's death).

D.
It is intended that this Award qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and the provisions of this Agreement shall be construed and interpreted consistent with that intent.

11.
Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee's employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.

12.
Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.

13.
Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the

United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.

15.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.

18.
Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.

19.
Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

20.	Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.

21.
Clawback Policy. This Award is subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired in respect of the Award).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.
GUESS?, INC.,
a Delaware corporation

By: /s/ Jason T. Miller
Print Name: Jason T. Miller
Its: Secretary
GRANTEE
/s/ Paul Marciano
Signature

Paul Marciano
Print Name

________________________
Employee ID